EXHIBIT 99.1

January 9, 2023

TO:	All Stockholders
(Addressed Individually)

SUBJECT:	Report from the President

A Profound Importance

This past November, Cornerstone Community Federal Credit Union became one of the eight institutions to join the Federal Home Loan Bank of New York in 2022 – a diverse group of new members consisting of credit unions, insurance companies and CDFIs operating in communities across New Jersey, New York and Puerto Rico. The following month, Cornerstone announced its membership in our cooperative on LinkedIn. In its post, Cornerstone stated that “this exciting partnership provides our Credit Union with a wide range of powerful financial tools and access to additional resources to support our members and the Western New York community.”

This single sentence perfectly captures the mission and the impact of the FHLBNY. Cornerstone operates six branches serving New York State’s Erie and Niagara counties, but through its FHLBNY membership, it has access to the global funding markets, a dependable and uninterrupted source of on-demand liquidity, and our full suite of programs that support housing and community development. This same access is provided to all 335 of our members, from global banks that operate in thousands of locations to CDFIs that may serve one community, and from institutions that have been members from the day our doors opened in 1932 to those that joined 90 years later. Whatever their shape, size, coverage area or business focus, each of our members has a true partner in the FHLBNY, a role in which we are proud to serve.

This partnership is reflected across the entire Federal Home Loan Bank System, as highlighted by Ryan Donovan, president and CEO of the Council of Federal Home Loan Banks, in a December 2022 editorial. In his piece, Mr. Donovan stated that “the liquidity provided by the Home Loan Banks supports financial institutions across the nation – helping to foster a diverse and vibrant ecosystem of local lenders that does not exist in any other country and reduces risk in the financial system.”

Time and again, we are reminded of the importance and the impact of the local lender, not just in times of crisis, but always. And since 1932, America’s local lenders have had a trusted and proven partner in their Home Loan Bank. This was captured in an editorial that appeared in the Boston Globe last month, authored by Erin Cooperrider, principal of NewHeight Group and the chair of the Federal Home Loan Bank of Boston’s Advisory Council, and Mark O’Connell, chair of the Massachusetts Bankers Association and president and CEO of Avidia Bank, an FHLBank Boston member. In their piece, Ms. Cooperrider and Mr. O’Connell explain that, by accessing Home Loan Bank liquidity, especially when other sources of liquidity may not be as readily available, “members ensure that money will continue to flow to their communities, providing mortgage, business, and other loans, when the need is greatest.” This impact was also captured by Mr. Donovan, who noted that the “Home Loan Banks provide their members confidence that readily reliable liquidity is available on demand to meet the needs of their customers and communities.”

This confidence was on full display across 2022. Your Home Loan Bank began the year with $71.5 billion in advances out to our members – a level that reflected lower member demand as unprecedented amounts of government stimulus continued to flood the market following the global pandemic. Of course, this is exactly how the Home Loan Banks are designed to act: to seamlessly expand or contract based on member needs. And when our members need us, we are always there. While much of 2022 presented a volatile and often uncertain operating environment, our members found certainty within their FHLBNY partnership, increasingly accessing our reliable funding amid the turbulence of the market. We were proud to meet this demand, closing out the year with $117 billion in funding flowing through our members into communities across our region.

In his December 14 piece, Mr. Donovan stated that “the importance of Home Loan Bank advances as a source of liquidity is profound.” I could not agree more, but I will add that the importance is profound not because of where these dollars come from, but because these dollars bolster the effort of the local lender. The growth in funding demand we experienced in 2022 at the FHLBNY was repeated across the System, with every Home Loan Bank increasing its advances levels during the year, pouring hundreds of billions of dollars into all corners of the country, helping thousands of local lenders meet the challenges of a volatile funding market while strengthening their communities. This is our purpose, our mission, and we are honored to fulfill it each and every day.

Sincerely,

José R. González

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.